Exhibit 10.1

ALLEGHANY CORPORATION

1411 Broadway, 34th Floor

New York, New York 10018

February 23, 2022

Joseph P. Brandon

Dear Joe:

This letter agreement will confirm the terms of your continued employment with Alleghany Corporation, a Delaware corporation (“Alleghany”), effective as of December 31, 2021 (the “Effective Date”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in Exhibit A hereto.

1. Position: Commencing as of the Effective Date, you will serve as the President and Chief Executive Officer of Alleghany and be appointed as member of the Board. As President and Chief Executive Officer, you will report directly to the Board. In such capacity, you will perform the duties and exercise the powers usually incident to such office and/or such other duties and powers as may be reasonably assigned to you from time to time by the Board.

2. Base Salary: During your employment with Alleghany, from and after the Effective Date, Alleghany will pay you an initial base salary at an annual rate of $1,050,000, payable pursuant to Alleghany’s usual payroll practices for senior executives. Your base salary will be reviewed annually by the Compensation Committee.

3. Short-Term Incentive: For the 2022 fiscal year and each fiscal year thereafter during your employment, you will participate in Alleghany’s Management Incentive Plan, with a target bonus opportunity of 200% of your annualized base salary, with such target bonus opportunity reviewed annually by the Compensation Committee. Your bonuses under the Management Incentive Plan will be paid to you at the same time as they are generally payable to other senior executives of Alleghany, subject to your continuous employment through the payment date.

4. Long-Term Incentive: You will receive an annual long-term incentive award under the Plan that has a market value, as of the date or dates used by the Compensation Committee to set long-term incentive awards to other officers, equal to 300% of your annual base salary, with such long-term incentive opportunity reviewed annually by the Compensation Committee.

5. Matching Grant: If between October 1, 2021 and September 30, 2022 (the “Final Purchase Date”), you purchase shares of Alleghany common stock, you shall be granted a matching performance share for each share purchased in respect of the first $7,500,000 worth of Alleghany common stock that you purchase during such period (“Performance Share Matching Award”), including, for such purpose, any amounts credited to your deferred account under Alleghany’s Deferred Compensation Plan as of April 1, 2022 that you elect to be notionally invested in Alleghany common stock. As soon as reasonably practicable after the first to occur of (i) the date by which you have purchased the maximum number of shares of Alleghany common stock eligible for the matching grant, and (ii) the Final Purchase Date, the Compensation Committee will award you a Performance Share Matching Award under the Plan pursuant to the form of Performance Share Matching Award Agreement attached as Exhibit B hereto.

6. Severance Protection: If your employment is terminated by Alleghany without Cause (other than due to your death or Total Disability), Alleghany will continue to pay your base salary after such termination until such payments aggregate $1,050,000 on a gross basis. Such payments will be subject to normal withholding and other taxes, and will be paid in accordance with Alleghany’s normal payroll practices applicable to senior executives of Alleghany. In addition, the provision of any such payments will be conditioned upon (i) your timely execution, delivery to Alleghany, and non-revocation of a general release in favor of Alleghany and its affiliates in a form approved by Alleghany (and the expiration of any revocation period contained in such general release), and (ii) your continued compliance with the terms of all confidentiality, non-compete, non-solicit, invention assignment, non-disparagement and similar agreements or arrangements to which you are party with Alleghany or any of its affiliates.

7. Pro-Rata Vesting of Incentive Awards upon Retirement or Termination Due to Death or Total Disability: If your employment is terminated by you due to your Retirement or as a result of your death or Total Disability:

(i)

You will become vested in a number of Unvested RSUs (determined on an award-by-award basis) equal to the product of (A) the total number of Unvested RSUs subject to the award and (B) a fraction, of which (1) the numerator is the number of calendar months during the period beginning as of the first day of the applicable vesting period and ending on your employment termination date and (2) the denominator is the number of calendar months during the vesting period applicable to such Unvested RSUs (the “Accelerated RSUs”). Any Accelerated RSUs will be paid to you within thirty days of your termination of employment, subject to any delay period required by Section 409A, and all other RSUs that otherwise vest on the stated vesting date applicable to such RSUs will be paid to you within thirty days of such stated vesting date; and

(ii)

With respect to any Unvested Performance Shares, such Retirement or termination due to your death or Total Disability will be treated the same as a termination of your employment by Alleghany without Cause (other than on account of your death or Total Disability) for purposes of the pro-rata accelerated vesting provisions under your performance share award agreement(s) (i.e., Section 5(b) of the current form of performance share award agreement under the Plan) and the payment thereof; provided that such pro-rata acceleration shall be determined on a monthly basis in respect of the relevant performance period.

8. Cause: For purposes of the Plan or your award agreement(s) thereunder, the term “Cause” (including any current or future awards) shall have the same meaning as in this letter agreement.

9. Benefits: You will continue to be eligible to participate in Alleghany’s Deferred Compensation Plan, as well as all other employee benefit plans, programs, practices or other arrangements in which other senior executives of Alleghany are generally eligible to participate from time to time. In addition, you will be entitled to all fringe benefits and perquisites which are generally made available by Alleghany to its senior executives.

10. Reimbursements: Alleghany will promptly reimburse you for all reasonable business expenses incurred by you in connection with your duties as an employee, pursuant to Alleghany’s reimbursement policies for similarly situated executive officers.

11. Principal Place of Employment: Following the Effective Date, while you are employed by Alleghany, your principal place of employment will be split between your office in Connecticut and Alleghany’s headquarters in Manhattan, in accordance with a schedule to be agreed upon by you and the Chair of the Board, subject to any required travel on Alleghany’s business as is necessary to fulfill your obligations hereunder.

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12. Section 409A: The payments under this letter agreement are intended to comply with the provisions of Section 409A or an exception to Section 409A. Any payments that qualify for the “short-term deferral” exception under Treasury Regulations Sections 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations 1.409A-l(b)(9)(iii) or any other exception under Section 409A will be paid under the applicable exceptions to the greatest extent possible. Each payment of compensation under this letter agreement will be treated as a separate payment, and in no event may you, directly or indirectly, designate the calendar year of any compensatory payment under this letter agreement. The date of your “separation from service”, as defined in Section 409A and as determined by applying the default presumptions in Treas. Reg. § 1.409A-l(h)(1)(ii), shall be treated as the date of your termination of employment for purposes of determining the time of payment of any amount that becomes payable to you hereunder upon your termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A. If on the date your employment is terminated you are a “specified employee,” then any payments (including the payment of awards under the Plan) that are required to be made to you pursuant to this letter agreement as a result of your employment being terminated that constitute the deferral of compensation (within the meaning of Treasury Regulation Section 1.409A-l(b)) and that would in the absence of this paragraph have been paid to you within six months and one day of the date your employment is terminated shall not be paid to you at the time herein provided, but shall instead be accumulated and paid to you in a lump sum and, other than with respect to awards under the Plan, with interest thereon at a rate equal to the yield per annum on the six-month Treasury bills (secondary market) on the date your employment is terminated (as reported by the Federal Reserve Board) from the date payment would have been made to you hereunder until the date paid, such payment to be made on the earlier of (i) the day after the date that is six months from the date your employment terminated and (ii) if you shall die prior to the expiration of such six-month period, as soon as practicable, but no later than thirty (30) days, following the date of your death (with payment being made to your estate). For these purposes, you will be a “specified employee” if, on the date your employment is terminated you are an individual who is, under the method of determination adopted by the Compensation Committee designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-l(i). The Compensation Committee shall determine in its sole discretion all matters relating to who is a “specified employee” and the application and effect of the change in such determination. All reimbursements provided under this letter agreement will be provided in accordance with and in compliance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (ii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (iii) the right to any reimbursement will not be subject to liquidation or exchange for another benefit.

13. Withholding: Alleghany may withhold from any amounts payable under this letter agreement, or any other benefits received pursuant hereto, any Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

14. Entire Agreement; Amendment: This letter agreement and any exhibits hereto contain the entire understanding of you and Alleghany with respect to the subject matter hereof and thereof and, except as specifically provided herein or therein, cancel and supersede any and all other agreements between you and Alleghany with respect to the subject matter hereof and thereof, including, without limitation, that certain letter agreement, dated as of November 20, 2011, by and between Alleghany and you. Any amendment or modification of this letter agreement shall not be binding unless in writing and signed by you and Alleghany. This letter agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

15. Governing Law: This letter agreement shall be governed by and enforceable in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

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16. Miscellaneous: This letter agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, each of Alleghany and you and each party’s respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. This letter agreement is personal in nature to you and you will not, without the written consent of Alleghany, assign, transfer or delegate any rights or obligations hereunder. Alleghany shall not assign, transfer or delegate any rights or obligations hereunder, other than as a result of a corporate transaction in which the assignee, transferee or delegate agrees to assume all of Alleghany’s obligations hereunder.

17. Indemnification: Alleghany will defend, indemnify, advance expenses and hold you harmless in accordance with its certificate of incorporation and bylaws now or hereafter in force and provide you with directors’ and officers’ liability insurance at the same level as it provides to its other similarly situated senior executive officers. Your rights and Alleghany’s obligations under this paragraph will survive the termination or expiration of this letter agreement and of your services to the Alleghany hereunder.

(Signature page follows.)

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If the foregoing accurately expresses our mutual understanding, please execute the enclosed copy of this letter agreement in the space provided below, and return it to me.

Sincerely yours,

ALLEGHANY CORPORATION

By:	/s/ Jefferson W. Kirby
Name:	Jefferson W. Kirby
Title:	Chairman of the Board

AGREED AND ACCEPTED:

/s/ Joseph P. Brandon
Joseph P. Brandon

[Signature Page to J. Brandon Letter Agreement]

Exhibit A

Definitions

For purposes of this letter agreement:

“Board” shall mean the Board of Directors of Alleghany.

“Cause” shall mean (i) your conviction of a felony (other than a traffic violation), (ii) your willful material failure to implement reasonable directives of the Board after written notice is delivered to you, which failure is not corrected within ten days following notice thereof, or (iii) willful gross misconduct in connection with the performance of any of your duties. For purposes of clauses (ii) and (iii) above, your action or inaction shall not be considered “willful” unless done or omitted by you (A) intentionally or not in good faith and (B) without reasonable belief that your action or inaction was in the best interest of Alleghany or any of its affiliates, and shall not include failure to act by reason of physical or mental incapacity.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Plan” shall mean the Alleghany Corporation 2017 Long-Term Incentive Plan or any successor plan thereto (including, for the avoidance of doubt, the Alleghany Corporation 2022 Long-Term Incentive Plan if approved by Alleghany’s stockholders).

“Retirement” shall mean your retirement from Alleghany that is a “separation from service” within the meaning of Section 409A that occurs after you have attained age 65 and have completed twelve Years of Service; provided that you have not engaged in conduct that constitutes Cause prior to your retirement.

“RSUs” shall mean any then outstanding restricted stock units granted to you under the Plan, whether or not outstanding on the date hereof.

“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, together with the regulations issued thereunder and other rulings, notices and other guidance issued by the Internal Revenue Service interpreting same.

“Total Disability” shall mean your inability to discharge your duties hereunder due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

“Unvested Performance Shares” shall mean any outstanding performance shares under the Plan (other than your Performance Share Matching Award) that are held by you and for which the applicable performance period has not yet ended as of your employment termination date.

“Unvested RSUs” shall mean any RSUs that are granted to you after the date hereof and, as of your employment termination date, are outstanding but have not yet vested.

“Years of Service” shall mean the number of whole or fractional periods of twelve consecutive months (such fraction being computed on the basis of complete months) that are included in the period that begins on the date on which you first became an employee of Alleghany and that ends on the date of your final “separation from service” within the meaning of Section 409A (including any period while you are Totally Disabled).

Exhibit B

ALLEGHANY CORPORATION

Performance Share Matching Award Agreement

This award of Performance Shares (the “Award”) is made as of [ ], 2022 by and between Alleghany Corporation, a Delaware corporation (the “Corporation”), and Joseph P. Brandon (“Participant”), pursuant to the [Alleghany Corporation 2017 Long-Term Incentive Plan] / [Alleghany Corporation 2022 Long-Term Incentive Plan] (or a successor thereto) (the “Plan”) and the following terms and conditions of this agreement (this “Agreement”):

Section 1. Terms and Conditions; Definitions. This Award is subject to all of the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made. Any interpretation, determination or decision made or taken by the Committee regarding the Plan or this Agreement shall be final and binding upon the Corporation and Participant.

Section 2. Performance Share Award. The Corporation hereby grants to Participant, on the terms and conditions hereinafter set forth:

[ ] Target Performance Shares.

The number of Target Performance Shares granted hereunder represents a matching grant of Performance Shares, as specified in the “Matching Grant” paragraph of Participant’s employment letter with the Corporation, dated February 23, 2022, of one Target Performance Share for each share of Common Stock purchased by Participant between October 1, 2021 and September 30, 2022 for the first $7,500,000 worth of Common Stock that Participant purchases (each, a “Purchased Share”). Amounts credited to Participant’s deferred account under the Corporation’s Deferred Compensation Plan (as may be amended or otherwise modified from time to time, the “Deferred Compensation Plan”) as of April 1, 2022 for which Participant makes a Common Stock Election (as defined in the Deferred Compensation Plan) during the Purchase Period will be treated as Purchased Shares; provided, however, that with respect to any such amounts under the Deferred Compensation Plan, Participant will not be permitted to change the Common Stock Election with respect to such amounts, including by making a Book Value Election (as defined in the Deferred Compensation Plan) or causing such amounts to earn interest at the Prime Rate (as defined in the Deferred Compensation Plan) under the Deferred Compensation Plan during the Performance Period (except as otherwise permitted by Section 6(b) of this Agreement).

The Target Performance Shares awarded to Participant shall be credited to a separate bookkeeping account that the Corporation has established for Participant under the Plan (the “Account”). Each Target Performance Share so credited, and each Dividend Equivalent Unit, if any, credited to Participant’s Account pursuant to Section 3 below (such Target Performance Shares and Dividend Equivalent Units, collectively referred to herein as Participant’s “Credited Performance Shares”), shall represent one notional share of Common Stock. All amounts representing the Credited Performance Shares in Participant’s Account shall continue for all purposes to be part of the general assets of the Corporation and, with respect to Participant’s interest in the Account, Participant shall be only a general, unsecured creditor of the Corporation.

Section 3. Dividend Equivalent Units. Unless and until payment is made with respect to Participant’s Credited Performance Shares pursuant to Section 6 below, additional Performance Shares (a “Dividend Equivalent Unit”) will be credited to Participant’s Account on each date on which the Corporation pays a dividend on its Common Stock (a “Dividend Payment Date”). To the extent the Corporation’s dividend is in the form of cash, the number of Dividend Equivalent Units that will be credited to Participant’s Account will be determined by dividing (A) the product of (i) the total number of Credited Performance Shares in Participant’s Account immediately prior to the Dividend Payment Date, and (ii) the per-share amount of the dividend paid on the Dividend Payment Date, by (B) the closing price per share of the Corporation’s Common Stock on the Dividend Payment Date. To the extent the Corporation’s dividend is in the form of Common Stock, the number of Dividend Equivalent Units that will be credited to Participant’s Account will be equal to the product of (A) the total number of Credited Performance Shares in Participant’s Account immediately prior to the Dividend Payment Date, and (B) the number of shares of Common Stock paid as a dividend per share of Common Stock.

Section 4. Performance Goal.

(a)

Subject to Section 5, the actual number of Performance Shares that Participant shall be entitled to receive following the Performance Period may be different from the number of Credited Performance Shares, depending upon the Corporation’s Adjusted Book Value Per Common Share, as follows:

Adjusted Book Value Per
Common Share	Adjustment Multiple
less than 4%	0%
4%	50%
7%	100%
10% or more	200%

An Adjustment Multiple between percentages indicated in the table above will be calculated using straight-line interpolation.

(b)

If a minimum Adjusted Book Value Per Common Share of at least 4% is not achieved by the last day of the Performance Period, Participant shall forfeit all Credited Performance Shares without consideration. The maximum number of Performance Shares that may be earned by Participant pursuant to this Award shall be equal to 200% of the number of Credited Performance Shares in Participant’s Account.

(c)

The Committee will determine whether the Adjusted Book Value Per Common Share has been met for the Performance Period and the total number of Participant’s Credited Performance Shares shall be multiplied by the Adjustment Multiple, and the result shall be the number of Performance Shares awarded under this Agreement (the “Actual Performance Shares”). All calculations shall be rounded down to the nearest whole Actual Performance Share; no payment shall be made in respect of fractional Actual Performance Shares.

Section 5. Termination of Employment.

(a)

Subject to Section 5(b) of this Agreement, if Participant incurs a Termination of Employment for any reason prior to the January 1st of the calendar year following the end of the Performance Period, Participant shall forfeit, without consideration, all rights to, or interests in, the Credited Performance Shares in Participant’s Account.

(b)

Notwithstanding Section 5(a) of this Agreement, if, prior to the end of the Performance Period, Participant incurs a Termination of Employment on or after December 31, 2024 that either (x) occurs by action of the Corporation without Cause or on account of Participant’s death or Total Disability or (y) is due to Participant’s Retirement, Participant shall become vested in a number of Credited Performance Shares equal to the product of (i) the Actual Performance Shares determined based on the table in Section 4 and the achievement of Adjusted Book Value Per Common Share as of (A) the December 31st immediately preceding the date of Participant’s Termination of Employment as if such December 31st was the last day of the Performance Period or (B) the date of such Termination of Employment in the event that such Termination of Employment occurs on December 31st, and (ii) a fraction, of which the numerator is the number of calendar months during the period beginning as of the first day of the Performance Period and ending on the date of Participant’s Termination of Employment, and the denominator is sixty.

Section 6. Payment.

(a)

Subject to Section 5, Section 6(b) and the terms of the Plan, Participant’s Actual Performance Shares will be paid to Participant in either cash or whole shares of Common Stock, as elected by Participant in accordance with the rules and procedures established by the Committee. No fractional shares of Common Stock shall be issued. Payment shall be made to Participant upon the earlier of (a) Participant’s Termination of Employment that results in accelerated vesting under Section 5(b) of this Agreement or (b) in the calendar year following the last day of the Performance Period.

(b)

It is a condition to payment in respect of Participant’s Actual Performance Shares that Participant shall maintain unencumbered beneficial ownership of the Vested Securities continuously throughout the Performance Period, and that Participant shall not (i) have sold, assigned, transferred, pledged or hypothecated the Vested Securities, including any stock dividend shares paid in respect thereof, or (ii) have engaged in any short sale or other transaction that would have the effect of decreasing his economic risk with regard to the Vested Securities, including any stock dividend shares paid in respect thereof, at any time during the Performance Period (any such action in subsection (i) or (ii) being hereinafter referred to as a “disposition”); provided, that the Committee in its discretion may approve such a disposition via written consent in the event of a hardship or a proposed disposition by Participant to a member of his family, to his foundation or to a charitable organization. In the event of an unapproved disposition of any of the Vested Securities, or related dividend shares, during the Performance Period, Participant’s Account shall be debited in an amount equal to one Performance Share for each Vested Security so disposed (the “Disposed Vested Security”), together with the investment experience and dividends and distributions theretofore credited from the date of purchase of the Disposed Vested Security. Participant shall provide such evidence and certification of continued satisfaction of such continuous ownership requirement (including certification that he has not effected a disposition of any Vested Securities) from time to time as requested by the Corporation. Evidence of continued satisfaction of the continuous ownership requirement requested by the Corporation may include certification of ownership by a brokerage or other financial institution. Notwithstanding the requirements set forth in this Section 6(b), the Vested Securities, except with respect to any notional shares credited under the Deferred Compensation Plan (which shall be subject to the terms thereof), and related dividend shares, shall at all times throughout the Performance Period remain the property of Participant and be subject to his exclusive control and, with respect to applicable Vested Securities, Participant shall have all rights of a stockholder of the Corporation. Notwithstanding the foregoing, in the event of Participant’s termination of employment for any reason, including Participant’s death and Total Disability, and in connection with a merger approved by the Board of Directors of the Corporation effectuated by a tender offer, or other major corporate transaction approved by the Board of Directors of the Corporation with respect to the Common Stock, the Performance Period applicable to the Vested Securities and related dividend shares shall terminate and such Vested Securities shall become freely transferable (subject to the terms of the Deferred Compensation Plan, with respect to any notional shares credited thereunder).

Section 7. Rights as a Stockholder. Subject to the otherwise applicable provisions of the Plan and this Agreement, Participant shall have no rights of a stockholder of shares of Common Stock in respect of the Credited Performance Shares in Participant’s Account.

Section 8. Taxes.

(a)

The Corporation shall have the right to deduct from any portion of the Award hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such payments and, with respect to any portion of the Award paid in Common Stock, to require the payment by Participant (through withholding from Participant’s salary or otherwise) of any such taxes, but the Committee may make such arrangements for the payment of such taxes as the Committee in its discretion shall determine, including payment with shares of Common Stock (including net payments of awards paid in Common Stock).

(b)

This Agreement is intended to comply with the requirements of Section 409A of the Code of 1986, as amended (the “Code”) and shall be administered in accordance with Section 409A of the Code. In no event may Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding any other provision to the contrary, in the event that Participant is a Specified Employee as of his Termination of Employment, Participant’s Actual Performance Shares, if any, will be settled and paid on the first business day after the date that is six months following Participant’s Termination of Employment; provided that, if Participant’s Termination of Employment is on account of Participant’s death or Participant dies following Participant’s Termination of Employment and prior to the payment of the Actual Performance Shares, such Actual Performance Shares shall be paid to the personal representative of Participant’s estate within thirty days after the date of Participant’s death.

Section 9. Definitions. As used herein, each of the following terms shall have the following respective meaning:

“Adjusted Book Value Per Common Share” means the average annual compound growth in Book Value Per Common Share achieved by the Corporation during the Performance Period, measured from a base equal to the Book Value Per Common Share on December 31, 2021, as reported in the Corporation’s 2021 Annual Report to Stockholders, provided that, Adjusted Book Value Per Common Share shall exclude (a) the costs arising from the 2012 Long-Term Incentive Plan, the Plan and any successor or new incentive plan (including, without limitation, the Alleghany Corporation 2022 Long-Term Incentive Plan), (b) all acquisition related costs incurred in any business combination (as such terms are interpreted and applied under ASC 805) and (c) all expenses or benefits arising from the after-tax amortization of intangible assets or liabilities from business combinations (as such terms are interpreted and applied under ASC 805).

“Book Value Per Common Share” means, as of the close of business on any date, the stockholders’ equity, as publicly reported by the Corporation, divided by the total number of outstanding shares of Common Stock and other equity of the Corporation, as publicly reported by the Corporation. In the event of any subdivision or combination of the outstanding shares of the Corporation’s Common Stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of Common Stock, merger or consolidation in which shares of Common Stock are converted or changed into cash, securities or other property, cash or other distribution, stock repurchases or redemptions at prices in excess of Book Value Per Common Share, stock issuances or sales at prices less than Book Value Per Common Share, sale, lease or transfer of substantially all the assets of the Corporation or other event similar in type or effect to an event herein listed (a “Transaction”), the Committee shall make such equitable adjustments as is appropriate in the base from which growth in Book Value Per Common Share is to be measured, the Adjusted Book Value Per Common Share growth requirements, the Book Value Per Common Share, the length of the Performance Period, and the making of payment on account thereof, so that the Credited Performance Shares payable to a participant following the Transaction shall equal, as nearly as possible, the Credited Performance Shares which would have been payable in the absence of such Transaction.

“Cause” means Participant’s (a) conviction of a felony (other than a traffic violation); (b) willful material failure to implement reasonable directives of the Board after written notice is delivered to Participant, which failure is not corrected within ten days following notice thereof; or (c) willful gross misconduct in connection with the performance of any of Participant’s duties. For purposes of clauses (b) and (c) above, Participant’s action or inaction shall not be considered “willful” unless done or omitted by Participant (i) intentionally or not in good faith and (ii) without reasonable belief that Participant’s action or inaction was in the best interest of the Corporation or any of its affiliates, and shall not include failure to act by reason of physical or mental incapacity.

“Performance Period” means the five year period commencing January 1, 2022 and ending December 31, 2026.

“Retirement” means Participant’s retirement from the Corporation that is a Termination of Employment that occurs after Participant has attained age 65 and has completed twelve Years of Service; provided that Participant has not engaged in conduct that constitutes Cause prior to Participant’s retirement.

“Specified Employee” means a “specified employee” within the meaning of Section 409A of the Code, as determined in accordance with the methodology established by the Corporation as in effect on the Termination of Employment.

“Termination of Employment” means Participant’s “separation from service” within the meaning of Section 409A of the Code.

“Total Disability” means Participant’s inability to discharge his duties due to a physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

“Vested Securities” means (i) all shares of Common Stock held by Participant as of the date hereof and (ii) all Purchased Shares, including any notional shares applied to the Matching Grant under the Deferred Compensation Plan, but does not include (x) any shares of Common Stock issued to Participant after the date hereof as payment under any current or future restricted stock unit or performance share award or (y) shares of Common Stock purchased by Participant after the date hereof that are not treated as Purchased Shares hereunder.

“Years of Service” means the number of whole or fractional periods of twelve consecutive months (such fraction being computed on the basis of complete months) that are included in the period that begins on the date on which Participant first became an employee of the Corporation and that ends on the date of Participant’s final Termination of Employment (including any period while Participant is Totally Disabled).

Section 10. Limits on Transferability. Neither the Award nor any rights or interests herein shall be pledged, encumbered, or hypothecated to, or in favor of, or be subject to any lien, obligation, or liability of Participant to, any party, other than the Corporation or any subsidiary, nor shall the Award or any rights or interests herein be assignable or transferable by Participant except in the event of Participant’s death.

Section 11. No Right of Employment. Nothing in this Agreement shall confer upon Participant any right to continue as an employee of the Corporation or its subsidiaries to interfere in any way with the right of the Corporation or its subsidiaries to terminate Participant’s employment at any time.

Section 12. Entire Agreement. This Agreement contains the entire understanding of the Corporation and Participant with respect to the subject matter hereof and thereof and, except as specifically provided herein, cancel and supersede any and all other agreements between the Corporation and Participant with respect to the subject matter hereof. Except as specifically provided herein or in the Plan, any amendment or modification of this Agreement shall not be binding unless in writing and signed by the Corporation and Participant.

Section 13. Governing Law. This Agreement shall be governed by and enforceable in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

Section 14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

Section 15. Bound by the Plan. By signing this Agreement, Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

Section 16. Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.

Section 17. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, Participant has duly executed this Agreement and the Corporation has duly caused this Agreement to be executed in its name and on its behalf, all as of [ ], 2022.

ALLEGHANY CORPORATION

By:
Raymond L.M. Wong
Chair of the Compensation Committee

PARTICIPANT

Joseph P. Brandon

[Signature Page to J. Brandon Performance Share Matching Award Agreement]